Exhibit 3.3

CERTIFICATE OF FORMATION

OF

TALOS PETROLEUM LLC

This Certificate of Formation of Talos Petroleum LLC (the “Company”), dated May 10, 2018, is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. 18-101, et seq.)

FIRST. The name of the limited liability company formed hereby is Talos Petroleum LLC.

SECOND. The registered office of the Company in the State of Delaware is located at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801. The name of the registered agent at such address upon whom process against the Company may be served is The Corporation Trust Company.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ James M. Trimble

Name:	James M. Trimble
Title:	Authorized Person

[Talos Petroleum LLC - Certificate of Formation]